EXHIBIT 10.23
Matching Restricted Stock Unit Award
Terms and Conditions
Under
KEURIG DR PEPPER INC. OMNIBUS STOCK INCENTIVE PLAN OF 2019

This instrument (this “Agreement”) evidences the grant effective on _________ (the “Grant Date”) of an award of restricted stock units (the “Restricted Stock Units”) by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019, as the same may be amended from time to time (the “Plan”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan. The Restricted Stock Units granted hereby are granted as a matching award on the condition that you hold Shares (as hereinafter defined) (whether you shall have purchased such Shares through open market transactions consistent with the Company’s applicable securities trading policies or otherwise received or acquired such Shares) in your Morgan Stanley Smith Barney LLC (“Morgan Stanley”) account established by the Company (such account, your “Measurement Account”) on the Share Ownership Determination Date (as defined below), and on the Share Ownership Determination Date such number of Shares in your Measurement Account equals or exceeds the number of shares you elected to purchase in your Investment Election (the “Target Number of Shares” and, such condition, the “Minimum Share Ownership Condition”).
1.Restricted Stock Unit Grant.
(a)In accordance with the terms of the Plan and subject to this Agreement, as of the Grant Date you are hereby granted the number of Restricted Stock Units, each of which represents the right to receive one share of Common Stock of the Company (each, a “Share”), set forth in your award notice (the “Award”). The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
(b)Share Ownership Condition. Notwithstanding anything else contained herein to the contrary, you shall forfeit the Specified Portion (as defined below) of the Restricted Stock Units on the Share Ownership Determination Date if on such date you have not satisfied the Minimum Share Ownership Condition. If on the Share Ownership Determination Date, you hold Shares in your Measurement Account (the “Owned Shares”) representing at least the number of Shares required to satisfy the minimum investment required under the Elite Investment Plan (such minimum number of Shares required to participate in the Elite Investment Plan, the “Baseline Number of Shares”) but do not hold at least the Target Number of Shares, the “Specified Portion” shall mean a percentage determined by dividing (i) the remainder of (A) the Target Number of Shares minus (B) the Owned Shares by (ii) the Target Number of Shares. If on the Share Ownership Determination Date, your Owned Shares are less than the Baseline Number of Shares, the “Specified Percentage” shall be 100%. The “Share Ownership Determination Date” shall mean the earlier to occur of (i) the first anniversary of the Grant Date or (ii) the date on which a Change in Control (as defined below) occurs.
(c)Risk of Forfeiture.
(i)You acknowledge and agree that the Restricted Stock Units granted in accordance with this Agreement were granted to you because you agreed to hold, on the Share Ownership Determination Date and in your Measurement Account, the Target Number of Shares (or the remainder of the Target Number of Shares after forfeiture of the Specified Portion thereof, if applicable) (the “Matching Shares”).
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(ii)If you do not own and continue to hold the Baseline Number of Shares on the Share Ownership Determination Date and at all times after the Share Ownership Determination Date and prior to the Vesting Date, you shall forfeit this Award in its entirety.
(iii)Except as provided in the next sentence, if you transfer any Matching Shares outside of your Measurement Account prior to the Vesting Date you shall forfeit a corresponding number of Restricted Stock Units for each Matching Share you transfer outside of your Measurement Account. However, no forfeiture shall occur under the immediately preceding sentence upon a transfer of Matching Shares to an immediate family member or a trust, partnership or other collective ownership vehicle solely for the benefit of you and your immediate family members, so long as following such transfer all of the transfer and forfeiture restrictions otherwise applicable in respect of your Matching Shares continue to apply to such family member or collective ownership vehicle on the same terms as applied to you immediately prior to such transfer (with vesting still tied to your continuous Service), and that you continue to provide the Company with audit rights over such holdings.
2.Vesting Period.
(a)In General. The Restricted Stock Units shall vest on the fifth anniversary of the Grant Date (the “Vesting Date”), provided that you have remained in continuous Service through such date and provided that you have not forfeited such Restricted Stock Units pursuant to Section 1(b) or 1(c) hereof. If a vesting date falls on a weekend or any other day when the national stock exchange on which the Shares are then listed is not open for trading, the Restricted Stock Units shall vest on the next following trading day. Except as otherwise provided in Section 2(b), 2(c), 2(d) or 2(e) below, in the event your Service terminates for any reason, all Restricted Stock Units that are unvested as of your termination of Service shall automatically terminate without consideration as of the date of such termination and your right to receive further Shares under this Award shall also terminate as of the date of such termination.
(b)Involuntary Termination.
(i)If your Service terminates before the Share Ownership Determination Date as a result of a Qualifying Termination, then as of the date of such termination you shall vest in a number of Restricted Stock Units determined by multiplying (A) the lesser of the number of Owned Shares as of the date of such Qualifying Termination and the Target Number of Shares by (B) a fraction, the numerator of which is the number of complete months elapsed from the Grant Date to the date of your Qualifying Termination and the denominator of which is 60. The remaining Restricted Stock Units shall be immediately forfeited and canceled as of the date of such Qualifying Termination. For purposes of this Agreement, “Qualifying Termination” shall have the meaning set forth in the Keurig Dr Pepper Inc. Executive Severance Plan, as such plan may be amended in the future (the “Severance Plan”).
(ii)If your Service terminates on or after the Share Ownership Determination Date, but before all of the Restricted Stock Units have otherwise become vested, as a result of a Qualifying Termination, then you shall vest as of the date of such termination in a number of Restricted Stock Units determined by multiplying the total number of Restricted Stock Units then subject to the Award by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date to the date of your Qualifying Termination and the denominator of which is

60. The remaining Restricted Stock Units shall be immediately forfeited and canceled as of the date of such Qualifying Termination.
(c)Death or Disability.
(i)If your Service terminates before the Share Ownership Determination Date as a result of your death or Disability, then you shall vest as of the date of your termination from Service in a number of Restricted Stock Units equivalent to the lesser of the number of Owned Shares as of the date of such termination and the Target Number of Shares. The remaining Restricted Stock Units shall be immediately forfeited and canceled as of the date of such termination.
(ii)If your Service terminates on or after the Share Ownership Determination Date, but before all of the Restricted Stock Units have otherwise become vested, as a result of your death or Disability, then the total number of Restricted Stock Units then subject to the Award shall vest in full as of the date of your termination from Service.
(d)Retirement.
(i)If your Service terminates before the Share Ownership Determination Date as a result of your Retirement, then you shall vest as of the date of such Retirement in a number of Restricted Stock Units determined by multiplying (A) the lesser of (1) the number of Owned Shares as of the date of such termination and (2) the Target Number of Shares by (B) a fraction, the numerator of which is the number of complete months elapsed from the Grant Date to the date of your Retirement and the denominator of which is 60. The remaining Restricted Stock Units shall be immediately forfeited and canceled as of the date of such Retirement. For purposes of this Agreement, “Retirement” means your termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least 5 years of continuous service with the Company and its Subsidiaries or any of their respective affiliates. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Severance Plan.
(ii)If your Service terminates on or after the Share Ownership Determination Date, but before all of the Restricted Stock Units subject to the Award have otherwise become vested, as a result of your Retirement, then you shall vest as of the date of your Retirement in a number of Restricted Stock Units determined by multiplying the total number of Restricted Stock Units then subject to the Award by a fraction, the numerator of which is the number of complete months elapsed from the Grant Date to the date of your Retirement and the denominator of which is 60. The remaining Restricted Stock Units shall be immediately forfeited and canceled as of the date of such Retirement.
(e)Change in Control. In the event of a Change in Control, any Restricted Stock Units then outstanding shall continue in effect or shall become vested and payable, in either case, as provided in, and subject to the conditions of, Section 4. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
(i)any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (i),

“beneficial owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or
(ii)the consummation of a plan or agreement approved by the Company’s shareholders, providing (x) for a merger or consolidation of the Company other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (y) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
(f)Service. For purposes of this Agreement, “Service” means the provision of services in the capacity of an employee or Director. For purposes of this Agreement, “Director” means any person who is not an employee and who is serving as a member of the Board or the board of directors or equivalent governing body of any of the Company’s Subsidiaries or affiliates. For purposes of this Agreement, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee or Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee.
3.Settlement of Restricted Stock Units.
(a)Timing of Settlement. The Shares underlying vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units vest pursuant to Section 2 hereof.
(b)Withholding Obligation. Prior to or upon settlement of any Restricted Stock Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied. In the Company’s sole discretion, you may satisfy the Withholding Tax by either (i) paying the amount of required Withholding Tax to the Company in cash, (ii) electing to have the Company sell that number of whole Shares that you have acquired through the vesting of Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) electing to have the Company withhold Shares otherwise issuable in respect of the Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Shares issuable in settlement of the Restricted Stock Units, the applicable Withholding Tax shall be based on no more than the statutory maximum amount for the applicable jurisdictions.
4.Change in Control.

(a)Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason (as defined below), in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and exercisable or payable, whichever is applicable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 4(d) hereof). In addition, any such Alternative Award granted to you must:
(i)     provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and

(ii)     have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).

(b)Accelerated Vesting and Payment. Notwithstanding the provisions of Section 4(a), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Restricted Stock Units that are then still outstanding shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to you).
(c)Good Reason. For purposes of this Section 4, “Good Reason” shall have the meaning set forth in the Severance Plan.
(d)Deferred Compensation Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 4, if you are or will become eligible for Retirement prior to the date that the Restricted Stock Units would otherwise vest in accordance with the terms of this Section 4 (“Retirement Eligible Units”), such Restricted Stock Units shall not become payable at the time specified under the provisions of Section 4(a) or 4(b). Instead, to the extent that any such Retirement Eligible Units become vested in accordance with the terms of the Plan or this Agreement (including Section 4(a) or 4(b)), such Restricted Stock Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control but only to the extent necessary to avoid any additional taxes and penalties that may be imposed under Section 409A of the Code.
(e)Provisions Related to Golden Parachute Excise Tax. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under the Plan, any Award or any other agreement or arrangement between the Company, any Subsidiary or any of their respective affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then ratably from any other payments which are treated in their entirety as Parachute Payments and then ratably from any other Parachute Payments payable to you.
5.Nontransferability of Restricted Stock Units; Transferability of Shares. The Restricted Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution or, to the extent approved by the Committee, to a trust for estate planning purposes, and all rights with respect to the Restricted Stock Units shall be available during your lifetime only to you, a trustee approved by the Committee, or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.
6.No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
7.Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company, any Subsidiary or any of their respective affiliates to discharge you or to deal with you regardless of the existence of the Plan, this Agreement or the Restricted Stock Units.
8.Clawback/Recoupment; Other Company Policies. The Restricted Stock Units granted under this Agreement, and any Shares issued or other payments made in respect thereof, shall be subject to the Company’s share ownership policies and any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to you and to such compensation including, but not limited to, the Company’s Ownership Guidelines for Senior Vice Presidents & Vice Presidents, the Company’s Rule 10D-1 Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the Company’s Senior Leadership Clawback Policy, as well as any recoupment provisions required under applicable law. By accepting the grant of Restricted Stock Units under this Agreement, you acknowledge, agree and consent to the Company’s application, implementation and enforcement of both (i) such policies with respect to all covered compensation received or to be received by you, to the extent applicable, and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation, and, further, expressly agree that the Company may take such actions as are necessary to effectuate such policies (as applicable to you) or such applicable law without further consent or action being required by you. For purposes of the foregoing, you expressly and explicitly authorize (x) the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to you. You further agree to comply with any request or demand for repayment by any Subsidiary or affiliate of the Company in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company policy conflict, the terms of the policy shall prevail.

9.No Rights as a Shareholder; Company Audit Rights. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Restricted Stock Units, you will have no rights as a shareholder by reason of this Restricted Stock Units Award (including voting rights or any right to dividends or dividend equivalents). You acknowledge and agree that the Company may at any time and from time to time verify your Owned Shares in your Measurement Account, and that the Company may require you to provide certifications with respect to your Owned Shares in the Measurement Account or otherwise, in order to confirm that you are continuing to meet the Minimum Share Ownership Condition (or portion thereof, if applicable).
10.Continued Effect of Award Agreement. To the extent that the Plan or this Agreement contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Stock Units have become vested (including, but not limited to, following the date of your termination of Service), the Restricted Stock Units and any Shares issued in respect of such Restricted Stock Units shall continue to be subject to the terms of the Plan and this Agreement.
11.Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under this Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
12.Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail or by email, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally, on the date sent by email or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Keurig Dr Pepper Inc.
6425 Hall of Fame Lane
Frisco, TX 75034
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
13.Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 12 by giving such other party written notice of such change, in accordance with the procedures described above.
14.Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
15.Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

16.Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.
17.Amendment. This Agreement may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.
18.Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.
19.Administration. The Committee administers the Plan and this Agreement. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.
20.Section 409A. The Restricted Stock Units awarded pursuant to this Agreement are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A. In the event that you are a “specified employee” within the meaning of Section 409A and the Shares are to be delivered in connection with the termination of your Service, the delivery of the Shares under Section 3 shall be delayed until the date that is six months and one day following the date of your termination of Service if required to avoid the imposition of additional taxes under Section 409A.
21.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you hereby agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.
22.Acceptance of Award. You acknowledge and agree that you will have 90 days following the Grant Date to accept this Award, which Award will be delivered to you electronically in accordance with Section 20 of this Agreement and which acceptance must also be delivered electronically. If you do not accept the Award within 90 days following the Grant Date, the Award shall automatically terminate and cease to be acceptable by you as of 12:01 a.m. on the day following the expiration of such 90-day period without any further action by the Company or notice required to you.
23.Personal Data. The Company, its Subsidiaries and each of their respective affiliates, and the Company’s authorized third-party service providers will process your personal information, including financial information, (collectively, “Personal Data”) for the purpose of implementing, administering, and managing the Plan and in accordance with the Company’s employee privacy notice(s). For more information about the collection, use, sharing, and processing of your Personal Data, and your rights with respect to your Personal Data, please see our employee privacy notice accessible on the Company’s Corporate Policy portal.

        KEURIG DR PEPPER INC.

        By:

        Name:     Mary Beth DeNooyer

        Title:     Chief Human Resources Officer

Acknowledged and agreed:

By:
Name:

Date: